Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

MARLIESE L. SHAW, Senior Vice President, Investor Relations Officer (860) 291-3622

MEDIA CONTACT:

LAURA SOLL, Public Relations (860) 688-4499 or (860) 833-4466 cell

ROCKVILLE FINANCIAL, INC.

ANNOUNCES RECORD SECOND QUARTER

CORE OPERATING EARNINGS

AND TWENTY-FIFTH CONSECUTIVE DIVIDEND

ROCKVILLE, Conn., July 25, 2012 – Rockville Financial, Inc. (“Rockville Financial” or the “Company”) (NASDAQ Global Select Stock Market: “RCKB”), the holding company for Rockville Bank (the “Bank”), today announced second quarter net income of $2.9 million, or $0.11 per diluted share, for the quarter ended June 30, 2012. Adjusted by $1.2 million (pre-tax) for stock award grant expense following shareholder approval of the Company’s stock incentive plan, core operating earnings for the second quarter of 2012 were a record $3.8 million (Non-GAAP), or $0.14 per diluted share.

“I am pleased to announce that Rockville Financial, Inc. delivered strong second quarter earnings driven by 24.4% year-over-year core operating revenue growth. We also significantly invested in our Company as evidenced by the 17.7% increase in core operating expenses to build infrastructure to support strategic growth, all while increasing core operating earnings by 46.0% year-over-year,” stated William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO) of Rockville Financial, Inc. and Rockville Bank. “I would like to personally thank our investors for their confidence in our Company. Our total shareholder return year-over-year is 20.3% compared to the SNL thrift index of negative 2.2%.”

Second Quarter Highlights (revenue and expense comparisons are to prior year second quarter results, unless noted otherwise)

•	22.7% net interest income growth due to average loan growth and decreased funding costs.

•

11.3% decrease in operating revenue on a GAAP basis. 24.4% core operating revenue growth Non-GAAP (net interest income plus non-interest income excluding second quarter 2012 and 2011 quarterly events described below).

•	33.3% decrease in operating expense on a GAAP basis. 17.7% core operating expense increase Non-GAAP (excluding second quarter 2012 and 2011 quarterly events described below).

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•	Efficiency ratio decreased to 72.14% from 95.92% in the second quarter of 2011 and increased from 65.67% reported in the first quarter 2012, due to the stock award grant expense in the second quarter.

•	3.87% tax equivalent net interest margin, compared to 3.08% in the second quarter of 2011 and 3.83% in the first quarter 2012.

•	0.85% cost of interest bearing liabilities, decreased 69 basis points from prior year and 6 basis points from prior quarter.

•	0.73% total cost of funds, decreased 64 basis points from prior year and 5 basis points from the prior quarter.

•	2.8% linked quarter net commercial loan growth, after a $12.6 million commercial real estate loan payoff in the most recent quarter.

•

2.93% non-interest expense as a percentage of average assets, decreased from 4.44% in the prior year period and increased from 2.77% in the prior quarter, also due to the stock award grant expense in the second quarter.

•

263.6% increase in residential mortgage production year-over-year to $80 million in the second quarter of 2012 from $22 million in the second quarter of 2011, and an 86.0% increase in residential mortgage production from $43 million in the prior quarter.

Operating Results

The Company reported second quarter 2012 net income of $2.9 million, or $0.11 per diluted share, compared to the linked quarter net income of $3.9 million, or $0.13 per diluted share. Excluding the stock award grant expense following shareholder approval of the Company’s stock incentive plan, core operating earnings for the second quarter of 2012 were a record $3.8 million (Non-GAAP), or $0.14 per diluted share. For the second quarter 2011, the Company recorded net income of $43,000, primarily as a result of the balance sheet restructure during that quarter. Excluding the debt extinguishment fee of $8.9 million (pre-tax), the net gains on the sales of securities of $6.2 million (pre-tax) and the contractual obligation expense from a retirement of $1.1 million (pre-tax), core operating earnings for the second quarter 2011 was $2.6 million, or $0.09 per diluted share. This 46.0% core operating earnings increase year-over-year, excluding the 2011 second quarter events, resulted from additional municipal bond purchases, and continued organic growth in both commercial loans and low cost core deposits during the second quarter 2012.

Net Interest Income Increases

Net interest income of $16.9 million for the second quarter of 2012 increased by $765,000, or 4.7%, from $16.1 million for the first quarter of 2012 and by $3.1 million, or 22.7%, from the comparable 2011 period. This increase is due to the continued reduction in the cost of funds, significantly enhanced by the second quarter 2011 balance sheet restructure. The tax equivalent net interest margin for the second quarter of 2012 was 3.87%, compared to 3.83% for the first quarter of 2012 and 3.08% for the comparable period in 2011.

The Company’s tax equivalent yield on interest earning assets increased 2 basis points during the quarter ending June 30, 2012 to 4.51% from 4.49% during the first quarter

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2012, and increased by 28 basis points from 4.23% during second quarter of 2011. The preservation of the average yield during the second quarter was attributable to the growth in the municipal bond portfolio and resulting tax benefit as compared to the first quarter of 2012. The increase in the average yield compared to the second quarter of 2011 was attributable to the reinvestment of the cash received in the second-step conversion from low-yielding short-term investments into higher-yielding loan and investment portfolios.

The cost of interest bearing deposits decreased across all comparable periods as a result of the Company’s continued focus on growing low cost core deposits and on reducing the cost of funds as well as the continued migration out of time deposits to other interest bearing deposit types. The cost of interest bearing deposits decreased 5 basis points to 0.74% in the second quarter of 2012 from 0.79% in the first quarter of 2012, and decreased by 31 basis points from 1.05% in the comparable 2011 period. The cost of interest bearing liabilities decreased 6 basis points to 0.85% in the second quarter of 2012 from 0.91% in the first quarter of 2012, and decreased by 69 basis points from 1.54% during the second quarter of 2011.

Provision For Loan Losses Increases

The provision for loan losses increased $427,000, or 56.6%, to $1.2 million for the three months ended June 30, 2012 compared to $754,000 for the comparable 2011 period due to growth in the loan portfolio and the retention of residential mortgages loan production during this time period. Net charge-offs for the second quarter were $405,000, or 0.03% of average loans outstanding, a decrease from $452,000, or 0.03% of average loans outstanding, in the prior year period. Provision expense continues to be assessed in correlation with the Company’s loan growth and risk management enhancements.

Non-Interest Income

Non-interest income totaled $2.3 million for the second quarter 2012, down $411,000, or 15.4%, on a linked quarter basis and down $5.6 million, or 71.1%, from the second quarter 2011. The linked quarter change in non-interest income is primarily attributable to the varying levels of net gains from sales of loans which totaled $44,000 for the second quarter 2012, down $481,000, or 91.6%, from the first quarter 2012. There were no net gains from sales of loans in the second quarter 2011. The Company sold residential mortgages totaling $1.0 million in the second quarter 2012, $17.5 million in the first quarter 2012 and none in the second quarter 2011. The operating results for the second quarter of 2011 included the recognition of securities gains totaling $6.2 million (pre-tax) related to the Company’s balance sheet restructure.

Service charges and fee income totaled $1.5 million for the second quarter 2012, a decrease of $288,000, or 15.8%, on a linked quarter basis and a decrease of $144,000, or 8.6%, from the same period in the prior year. The linked quarter change includes a $136,000 decrease in loan fee income attributable to fluctuations in interest rates producing an adverse effect on the mortgage servicing asset valuation. Increases in ATM fee income were offset by lower loan fee income generated by Federal Housing Administration (“FHA”) originations.

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Non-Interest Expense

Non-interest expense as a percentage of average assets increased to 2.93% in the second quarter of 2012 from 2.77% in the first quarter of 2012, and decreased from 4.44% in the second quarter 2011. Excluding the stock award grant, non-interest expense as a percentage of average assets in the second quarter 2012 was 2.68%.

Non-interest expense totaled $13.8 million for the second quarter of 2012, up $1.5 million, or 11.9%, on a linked quarter basis and down $6.9 million, or 33.3%, from the second quarter 2011. The linked quarter change in non-interest expense is primarily attributable to the inclusion of the Company’s restricted stock, performance stock and stock options award grants to officers and directors following shareholder approval of the Rockville Financial, Inc. 2012 Stock Incentive Plan at the Company’s annual meeting. Salaries and employee benefits costs increased $1.3 million, or 18.9%, on a linked quarter basis, of which stock award expense related to the officer grant was $1.1 million.

The operating results for the second quarter of 2011 included the Federal Home Loan Bank of Boston prepayment penalty of $8.9 million and the increase in salary and benefits expense related to contractual retirement obligations of $1.1 million, while the operating results for the second quarter of 2012 included the increase in salary and benefits and other expense related to stock award grants totaling $1.2 million. Excluding these second quarter events, non-interest expense increased year-over-year by $1.9 million, or 17.7%. The increase in non-interest expenses primarily reflects the increases in salaries and employee benefits costs related to the human capital and infrastructure investment, significantly in 2011 and continued to a lesser extent in 2012, as the Company prepared to prudently leverage capital and accelerate growth. Salaries and employee benefits costs increased $1.9 million, or 28.1%, compared to the second quarter of 2011. Full-time equivalent employees increased to 287 at June 30, 2012 from 252 at June 30, 2011.

Organic Loan and Deposit Growth Continues;

Securities, BOLI and Borrowings Increase

Rockville Financial’s total assets increased $178.5 million, or 10.2%, to $1.9 billion for the six months ended June 30, 2012 from December 31, 2011. During the six month period, net loans grew by $87.9 million, or 6.0%, with an increase of $39.2 million, or 6.6%, in the commercial real estate portfolio, an increase of $26.6 million, or 18.6%, in the commercial business portfolio and an increase of $27.1 million, or 4.0%, in the residential mortgage portfolio.

The available for sale securities portfolio increased $70.5 million, or 46.6%, to $221.7 million at June 30, 2012 from $151.2 million at December 31, 2011. The increase is a result of the Company’s purchase of $68.8 million of AA or better rated municipal bonds and $11.8 million of A and AA rated floating rate corporate bonds. The municipal bonds represent a wide geographic diversification and consist of $23.2 million of general obligation bonds and $45.6 million of revenue bonds.

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Bank Owned Life Insurance (“BOLI”) increased $25.8 million during the six months ended June 30, 2012, primarily due to the purchase of $25.0 million of new life insurance policies during the first quarter. As a result of both the BOLI and municipal bond purchases during the year-to-date, the Company’s effective tax rate has decreased to 30.8% from 32.5% during the prior quarter.

During the three months ended June 30, 2012, the Company entered into its first interest rate swap to hedge the variable cash flows associated with a forecasted adjustable rate wholesale funding. The Company’s objectives in using interest rate derivatives are to manage its exposure to interest rate movements. To accomplish this objective, the Company intends to use interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. As of June 30, 2012, the Company had one outstanding interest rate derivative with a notional value of $50 million that was designated as a cash flow hedge of interest rate risk.

Deposits totaled $1.46 billion at June 30, 2012 and increased $128.9 million, or 9.7% from $1.33 billion at December 31, 2011, reflecting a $14.5 million, or 7.0%, increase in non-interest bearing deposits and a $114.4 million, or 10.2%, increase in interest bearing deposits. The increase in interest bearing deposits included the purchase of $40.5 million of brokered time deposits with terms of six months and a weighted average cost of 0.61%. Brokered deposits represented 2.8% of total deposits at June 30, 2012. Federal Home Loan Bank of Boston advances increased $60.0 million, or 91.1%, year-to-date to $125.9 million at June 30, 2012 due to the addition of advances with terms of three months or less with a cost ranging from 0.21% to 0.26%.

Average net loans increased $23.2 million to $1.50 billion for the quarter ended June 30, 2012 from $1.48 billion for the quarter ended March 31, 2012. Average available for sale securities increased $42.7 million to $218.7 million for the quarter ended June 30, 2012 from $176.0 million for the quarter ended March 31, 2012; while average other earning assets increased $15.8 million to $35.3 million during the same time period.

Average total deposits increased $88.8 million to $1.433 billion for the quarter ended June 30, 2012 from $1.344 billion for the quarter ended March 31, 2012. Average core deposits increased $71.2 million to $901.8 million for the quarter ended June 30, 2012 from $830.6 million for the quarter ended March 31, 2012, and average time deposits increased $17.5 million during the same time period.

Asset Quality

Non-performing assets increased $1.7 million to $17.3 million at June 30, 2012 from $15.6 million at December 31, 2011. The ratio of non-performing assets to total assets increased 1 basis point to 0.90% at June 30, 2012 from 0.89% at December 31, 2011. Loans on non-accrual increased $2.6 million to $15.2 million at June 30, 2012 from $12.6 million at December 31, 2011. Included in non-accrual loans are non-accruing troubled debt restructurings. Non-accruing troubled debt restructurings decreased $296,000 to $3.1

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million at June 30, 2012 from $3.4 million at December 31, 2011. The ratio of non-performing loans to total loans increased 12 basis points to 0.98% at June 30, 2012 from 0.86% at December 31, 2011. At June 30, 2012, the allowance for loan losses as a percentage of non-performing loans and of total loans outstanding was 113.47% and 1.11%, compared to 127.08% and 1.09% at December 31, 2011, respectively.

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.09 per share to shareholders of record at the close of business on August 2, 2012 and payable on August 9, 2012. This dividend equates to a 3.14% annualized yield based on the $11.48 average closing price of the Company’s common stock in the second quarter of 2012. The Company has paid dividends for 25 consecutive quarters. The dividend payout ratio for the quarter ended June 30, 2012 was 87%.

Stock Repurchase Program

In accordance with State of Connecticut Department of Banking mutual conversion banking regulations the Company was eligible to adopt a stock repurchase program at the one year anniversary of its March 3, 2011 stock conversion. As such, the Company’s Board of Directors approved a buyback plan on March 2, 2012 and commenced the plan upon receiving satisfactory response from the Company’s regulator, the Federal Reserve Bank of Boston, on March 13, 2012. Under this plan, the Company may repurchase up to 2,951,250 shares, or 10% of the outstanding shares at the time the plan was approved. As of June 30, 2012, the Company had repurchased 1,328,379 shares at an average cost of $11.61 per share. The average closing price of the Company’s common stock over this time period was $11.54 per share.

Management Comments

“Rockville has made significant progress decreasing funding costs, accelerating commercial loan growth and mortgage loan production, protecting asset quality, and efficiently returning capital to shareholders via increased dividends and our 10% stock buyback program,” stated William (Bill) H. W. Crawford, IV, President and Chief Executive Officer (CEO). “At Rockville, we remain focused on creating prosperity for our customers, communities and shareholders.”

About Rockville Financial, Inc.

Rockville Financial, Inc. is the parent of Rockville Bank, which is a 21-branch community bank serving Tolland, Hartford and New London counties in Connecticut. A New Haven County Commercial Banking Office is now open and located in Hamden, Connecticut to provide an array of commercial products and services for businesses located in New Haven County and surrounding areas. For more information about Rockville Bank’s services and products, call (860) 291-3600 or visit www.rockvillebank.com. For more information about the Company visit www.rockvillebank.com and click on “About Us: Investor Relations.”

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Investor Call

Rockville Financial, Inc. is hosting a conference call on Thursday, July 26, 2012 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s second quarter financial results. Those wishing to participate in the call may dial toll-free 1-877-317-6789. A replay of the call will be available on July 26, 2012 by dialing 1-877-344-7529, Conference ID # 10016834, and will be available until 9:00 a.m. ET on August 10, 2012.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Condition

(In Thousands, Except Share Amounts)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
CASH AND CASH EQUIVALENTS:
Cash and due from banks	$20,151	$40,677
Short-term investments	13,739	308

Total cash and cash equivalents	33,890	40,985
AVAILABLE FOR SALE SECURITIES-At fair value	221,714	151,237
HELD TO MATURITY SECURITIES-At amortized cost	7,692	9,506
TOTAL LOANS HELD FOR SALE	598	–
LOANS RECEIVABLE (Net of allowance for loan losses of $17,303 at June 30, 2012, $16,025 at December 31, 2011)	1,545,250	1,457,398
FEDERAL HOME LOAN BANK STOCK, at cost	15,867	17,007
ACCRUED INTEREST RECEIVABLE	5,070	4,089
DEFERRED TAX ASSET-Net	10,492	10,368
PREMISES AND EQUIPMENT-Net	17,331	15,502
GOODWILL	1,070	1,149
CASH SURRENDER VALUE OF BANK-OWNED LIFE INSURANCE	56,912	31,082
OTHER REAL ESTATE OWNED	2,084	3,008
PREPAID FDIC ASSESSMENTS	2,569	3,034
CURRENT INCOME TAX RECEIVABLE	3,121	2,848
OTHER ASSETS	4,739	2,659

	$1,928,399	$1,749,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
DEPOSITS:
Non-interest-bearing	$220,924	$206,416
Interest-bearing	1,234,750	1,120,350

Total deposits	1,455,674	1,326,766
MORTGAGORS’ AND INVESTORS’ ESCROW ACCOUNTS	6,556	5,852
ADVANCES FROM THE FEDERAL HOME LOAN BANK	125,871	65,882
ACCRUED EXPENSES AND OTHER LIABILITIES	17,593	17,901

TOTAL LIABILITIES	1,605,694	1,416,401

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock (no par value; 2,000,000 shares authorized; no shares issued or outstanding at June 30, 2012 and December 31, 2011, respectively.)	–	–
Common stock (no par value; 60,000,000 shares authorized; 29,509,304 and 29,514,468, shares issued and 28,602,777 and 29,514,468 shares outstanding at June 30, 2012 and December 31, 2011, respectively)	243,776	243,776
Additional paid-in capital	11,825	15,189
Unearned compensation - ESOP	(8,880)	(9,453)
Treasury stock, at cost (906,527 shares at June 30, 2012 and 0 shares at December 31, 2011)	(10,474)	–
Retained earnings	92,574	90,707
Accumulated other comprehensive loss, net of tax	(6,116)	(6,748)

TOTAL STOCKHOLDERS’ EQUITY	322,705	333,471

	$1,928,399	$1,749,872

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Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
INTEREST AND DIVIDEND INCOME:
Loans	$17,930	$17,481	$35,494	$35,016
Securities-interest	1,703	1,286	3,009	2,335
Securities-dividends	41	149	85	279
Interest-bearing deposits	26	16	37	31

Total interest and dividend income	19,700	18,932	38,625	37,661

INTEREST EXPENSE:
Deposits	2,246	2,897	4,497	5,808
Borrowed funds	563	2,265	1,111	4,688

Total interest expense	2,809	5,162	5,608	10,496

Net interest income	16,891	13,770	33,017	27,165
PROVISION FOR LOAN LOSSES	1,181	754	1,885	1,506

Net interest income after provision for loan losses	15,710	13,016	31,132	25,659

NON-INTEREST INCOME:
Total other-than-temporary impairment losses on equity securities	–	–	–	(29)
Service charges and fees	1,538	1,682	3,364	3,278
Net gain from sales of securities	118	6,201	121	6,201
Net gain from sales of loans	44	–	569	59
Other income (loss)	559	(64)	875	(2)

Total non-interest income	2,259	7,819	4,929	9,507

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,468	6,613	15,591	12,284
Service bureau fees	1,231	1,128	2,288	2,187
Occupancy and equipment	1,036	1,100	2,101	2,266
Professional fees	828	498	1,546	1,182
Marketing and promotions	103	441	217	765
FDIC assessments	201	506	506	1,020
Other real estate owned	53	15	334	74
Contribution to Rockville Bank Foundation, Inc.	–	–	–	5,043
Loss on extinguishment of debt	–	8,914	–	8,914
Other	1,895	1,493	3,575	2,917

Total non-interest expense	13,815	20,708	26,158	36,652

INCOME (LOSS) BEFORE INCOME TAXES	4,154	127	9,903	(1,486)
INCOME TAX PROVISION (BENEFIT)	1,205	84	3,099	(507)

NET INCOME (LOSS)	$2,949	$43	$6,804	$(979)

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Rockville Financial, Inc. and Subsidiaries

Consolidated Statements of Operations—Concluded

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss) per share:
Basic	$0.11	$0.00	$0.24	$(0.03)
Diluted	$0.11	$0.00	$0.24	$(0.03)

Weighted-average shares outstanding:
Basic	27,606,313	28,803,416	28,032,306	28,941,501
Diluted	27,773,365	28,931,099	28,200,158	28,941,501

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Rockville Financial, Inc. and Subsidiaries

Selected Financial Highlights

(In Thousands, Except Share Data)

(Unaudited)

	For the Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	June 30, 2011
Share Data:
Basic net income per share common	$0.11	$0.13	$0.14	$0.00
Diluted net income per share common	0.11	0.13	0.14	0.00
Dividends declared per share	0.09	0.08	0.075	0.065

Key Ratios:
Return on average assets	0.63%	0.86%	0.92%	0.01%
Return on average equity	3.63%	4.62%	4.73%	0.05%
Tax-equivalent net interest margin	3.87%	3.83%	3.77%	3.08%

Non-performing Assets:
Residential real estate	$8,087	$6,730	$6,332	$5,665
Commercial real estate	1,624	1,274	750	2,250
Construction	1,235	1,006	1,099	2,171
Commercial business	1,200	1,445	1,033	422
Installment and collateral	33	34	29	27

Total non-accrual loans	12,179	10,489	9,243	10,535
Troubled debt restructured - non-accruing	3,071	3,166	3,367	2,327

Total non-performing loans	15,250	13,655	12,610	12,862
Other real estate owned	2,074	2,746	3,008	148

Total non-performing assets	$17,324	$16,401	$15,618	$13,010

Non-performing loans to total loans	0.98%	0.90%	0.86%	0.89%
Non-performing assets to total assets	0.90%	0.88%	0.89%	0.74%
Allowance for loan losses to non-performing loans	113.47%	121.03%	127.08%	119.18%
Allowance for loan losses to total loans	1.11%	1.09%	1.09%	1.06%

Non GAAP Ratios:
Non-interest expense to average assets	2.93%	2.77%	2.70%	4.44%
Efficiency ratio	72.14%	65.67%	63.20%	95.92%
Cost of interest-bearing deposits	0.74%	0.79%	1.02%	1.05%

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Rockville Financial, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Net income	$2,949	$3,855	$3,988	$4,083	$43
Gain on sale of securities, net	—	—	—	—	(6,201)
Retirement obligations	—	—	—	—	1,100
Loss on extinguishment of debt	—	—	—	—	8,914
Stock-based compensation	1,167	—	—	—	—
Income tax impact of non-core items	(365)	—	—	—	(1,297)

Core operating earnings	$3,751	$3,855	$3,988	$4,083	$2,559

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